Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Tengjun Biotechnology Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid						-				-	-	-	-
	Common Stock	Common Stock		(2)		$1.00	$5,000,000	$0.00011020	$551
	Common Stock	Common Stock		(2)		$1.00	$10,000,000	$0.0000175	$175
Fees Previously Paid	Common Stock	Common Stock					$10,000,000	$0.0000927	$927
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1.00	$15,000,000	$0.00011020	$1,653
	Total Fees Previously Paid								$927
	Total Fee Offsets								$0
	Net Fee Due								$726

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	Pursuant to Rule 457(c) of the Securities Act of 1933, estimated on the basis of the proposed maximum aggregate offering price which shall be included, as amended.